Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avolon Holdings Limited

We consent to the incorporation by reference in the registration statement (No. 333-200872) on Form S-8 of Avolon Holdings Limited of our report dated March 3, 2015 with respect to the consolidated balance sheets of Avolon Holdings Limited as of December 31, 2013 and 2014, and the related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31,2014, which appears in the December 31, 2014 Form 20-F of Avolon Holdings Limited.

/s/ KPMG

KPMG

Dublin, Ireland

March 3, 2015